UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2014

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	001-34144	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                   Termination of a Material Definitive Agreement.

The information in Item 5.02 below with respect to the termination of employment under the Employment Agreement between Cubic Energy, Inc. (the “Company”) and Scott M. Pinsonnault, dated as of March 24, 2014, is included and incorporated by reference.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2014, Scott M. Pinsonnault, the Chief Financial Officer and Senior Vice President of the Company, resigned.  The Company and Mr. Pinsonnault agreed that his resignation would be effective immediately.

Larry G. Badgley, the Company’s former Chief Financial Officer and current Vice President - Finance and Compliance, has been reappointed as the Company’s Chief Financial Officer, contemporaneously with Mr. Pinsonnault’s resignation.  In connection with such appointment, Mr. Badgley’s base salary has been increased to $250,000, on an annual basis.

Mr. Badgley, age 57, joined the Company in August 2008, as a consultant, and was appointed Chief Financial Officer in October 2008.  He served in that capacity until March 2014, when he was named the Company’s Vice President – Finance and Compliance.  Prior to joining the Company, from October 2005 through September 2006, Mr. Badgley served as Managing Director of BridgePoint Consulting, a provider of CFO services to venture capital-backed and early stage companies.  In that capacity, Mr. Badgley was primarily responsible for strategic planning for growth companies.  From July 1998 through October 2005, Mr. Badgley served as Director of Accounting and Finance for Jefferson Wells International, an international professional services firm.  Prior to that time, Mr. Badgley served as Chief Operating Officer and Chief Financial Officer of a privately held national sign manufacturer until its sale in July 1998.  Mr. Badgley received a BBA in Finance from Hardin-Simmons University and is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2014	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon S. Ross, Executive Vice President and Secretary